Exhibit 10.008

LEASE TERMINATION AGREEMENT

     This LEASE TERMINATION AGREEMENT (the “Agreement”) is made and entered into as of the 15 day of October, 2003, by and between Cygnus, Inc., a Delaware corporation (“Tenant”) and Metropolitan Life Insurance Company, a New York corporation (“Landlord”).

Recitals:

     A. Metropolitan’s predecessor in interest as Landlord (Seaport Centre Venture Phase I, a California general partnership, herein, the “Venture”) and Tenant’s predecessor in interest as Tenant (Cygnus Research Corporation, a California corporation) entered into that certain written Lease dated September 27, 1988 (the “Original Lease”), for certain premises of approximately 20,880 square feet of space in Building 8 of Phase I (“Building 8 Space”), located at 701 Galveston Street, Redwood City, California, all as more particularly described in the Original Lease, which Original Lease included Rider No. 1 To Seaport Centre Standard Lease and Exhibits A, A-1, B & C.

     B. The Venture and Tenant’s predecessor in interest as Tenant at the time (then, Cygnus Therapeutic Systems, a California corporation) entered into that certain written First Amendment To Ten-Year Industrial Net Lease Agreement dated May 15, 1992 (the “First Amendment”) for certain space in Building 5 of Phase I (“Building 5 Space”), and that certain written Second Amendment To Ten-Year Industrial Net Lease Agreement dated August 8, 1992 (the “Second Amendment”) for certain space of approximately 11,158 square feet in Building 3 of Phase I (“Building 3 Space”), whose current street address remains 501 Chesapeake Street, Redwood City, California.

     C. Landlord and Tenant entered into that certain written Third Amendment to Ten-Year Industrial Net Lease Agreement dated as of June 8, 1998 (the “Third Amendment”) pursuant to which the expiration of the lease for Building 5 was acknowledged.

     D. Landlord and Tenant entered into that certain written Fourth Amendment to Ten-Year Industrial Net Lease Agreement dated as of October 18, 2002 (the “Fourth Amendment”).

     E. The Original Lease, as amended prior to this Amendment, is referred to as the “Existing Lease”. The “Existing Premises”, prior to this Amendment, shall mean the “Building 3 Space” (as defined in the Third Amendment, approximately 11,158 square feet in Building 3 of Phase I, whose current street address remains 501 Chesapeake Street, Redwood City, California) as further described on Exhibit A.

     F. Tenant subleases the Building 3 Space to Maxygen, Inc. (“Maxygen”) pursuant to that certain Sublease between Tenant and Maxygen dated as of March 30, 2001 (the “Sublease”) and desires to surrender the Building 3 Space to Landlord. Landlord and Tenant desire to provide for (i) Tenant’s surrender of the Building 3 Space; and (ii) termination of the Existing Lease, in strict accordance with the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual terms and conditions herein contained, the parties hereby agree as follows:

     1. Initial Provisions.

     (a) Definitions. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Existing Lease.

     (b) Condition Precedent. This Agreement and the obligations of each party hereunder are expressly subject to the condition precedent of Landlord successfully entering into and obtaining a legally binding new written lease with Codexis, Inc. (“Codexis”) for the Existing Premises satisfactory in all respects in form and substance to Landlord, in Landlord’s sole discretion (the “Codexis Lease”). If such condition precedent is not satisfied, unless waived in writing by Landlord in its sole discretion, this Amendment shall be null and void, and of no force or effect, and the Existing Lease shall remain in full force and effect unmodified by this Agreement. Landlord shall give Tenant written notice of the satisfaction of this condition precedent or of Landlord’s written waiver of this condition precedent.

     2. Termination. The Term of the Lease is hereby amended to terminate and expire on the 15th day of October, 2003 (the “Effective Date”). Any and all options and rights of Tenant to extend the Term or expand the Existing Premises are hereby terminated and of no further force or effect. On the Effective Date, the Existing Premises shall be surrendered by Tenant. Tenant shall fully comply with all obligations under the Existing Lease through the Effective Date, including, without limitation, those provisions relating to the condition of the Existing Premises, and the return of possession of the Existing Premises as set forth in Article Twenty-Eight of the Existing Lease. On or before the Effective Date, Tenant shall deliver to Landlord any plans and specifications, maintenance records, permits, and licenses pertaining to the Existing Premises or to any improvements thereon, or to both (but not pertaining to Tenant’s business conducted therein) in the possession of Tenant.

     Notwithstanding anything to the contrary contained in the Existing Lease, it is understood and agreed that Tenant shall have the following restoration obligations (collectively, the “Restoration Obligations”): (a) Tenant shall remove from the Existing Premises, the Building and the Project all signs relating to the identity of the occupant and/or the business conducted in the Existing Premises, and shall restore each affected area to its condition prior to the installation of such signs, at Tenant’s sole cost and expense; (b) Tenant shall remove from the Existing Premises those items described in the Existing Lease, including without limitation, Article 28 of the Original Lease, and shall restore the Existing Premises as described in the Existing Lease, except if and to the extent otherwise specified on Exhibit B, at Tenant’s sole cost and expense; and (c) those items specified on Exhibit C attached hereto and made a part hereof (the “Codexis Improvements”) shall be the sole and exclusive property of Codexis, Inc., who will be the new tenant of the Existing Premises, subject to the terms of its lease with Landlord and Tenant hereby acknowledges that, on the Effective Date or earlier termination of the Existing Lease, Tenant shall have no interest in the Codexis Improvements. The parties hereto agree that a final walkthrough of the Existing Premises shall be conducted by Tenant, Landlord and Subtenant (as described in the Joinder below) at a mutually agreeable time and Exhibits B and C are subject to modification following said walkthrough.

     3. Payments; Consideration; Security Deposit. Tenant shall continue to pay all Rent and other charges under the Lease accruing through the Effective Date, all of which shall be prorated through the Effective Date in accordance with Article Five of the Existing Lease and as provided herein. Any undetermined Rent and other charges may be billed to Tenant when determined (and Tenant’s obligation to pay the same shall survive termination of the Existing Lease), or Landlord may reasonably estimate such charges and require that Tenant pay the same within ten (10) days after Landlord bills the same, subject to adjustment after the actual Rent and other charges have been determined. Tenant agrees to indemnify and hold Landlord harmless against any utility charges or other charges relating to the Existing Premises resulting from contracts between Tenant and utility suppliers which are the obligation of Tenant under the Existing Lease and which accrue on or before the Effective Date. As additional consideration for this Agreement, and to cover Landlord’s administrative, processing and legal fees, and to reimburse Landlord for any loss of rentals that may hereafter be sustained after the Effective Date as a result of this Agreement:

(a) Tenant shall pay the amount of Fifty Thousand Three Hundred Forty-Three and 21/100 Dollars ($50,343.21) in cash or certified funds, as additional Rent under the Lease, on or before the Effective Date and Tenant shall forward such sums as it received from Subtenant pursuant to the Joinder below; and

(b) Tenant shall pay Landlord any rent tax, sales tax, service tax or other tax, if any, due on the foregoing amounts.

     4. Release. In consideration of Landlord executing this Agreement, except to the extent of Landlord’s obligations expressly set forth in this Agreement, Tenant hereby releases and forever discharges Landlord, and its partners, officers, directors, agents, property manager, trustees, beneficiaries, and employees (collectively, “Releasees”), of and from any and all claims, acts, damages, demands, rights of action and causes of action which Tenant ever had, now has, or in the future may have, against Releasees, arising from or in any way connected with the Existing Lease, or Landlord’s management or operation of the Building (those matters and only those above-described matters released by Landlord and Tenant respectively are referred to collectively as the “Released Matters”). Tenant understands and agrees that by Landlord’s execution of this Agreement, Releasees do not admit any liability of any nature whatsoever. This Agreement is made entirely as a compromise and for the purpose of terminating the Lease.

“With respect to the Released Matters, both parties expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

     5. Representations.

     (a) Each party represents to the other that it has full power and authority to execute this Agreement.

     (b) Tenant represents that:

(i) It has not made any assignment, sublease, transfer, conveyance or other disposition of the Existing Lease or any interest in the Existing Lease or the Existing Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Existing Lease or the Existing Premises by any other party;

(ii) All subleases, concessions, and other rights of use and occupancy of the Existing Premises, insurance policies, and maintenance and service contracts which Landlord has not previously elected in writing to continue, if any, have been legally terminated or will be terminated prior to the Effective Date. No cause of action against Landlord exists as of the date of this Agreement nor will exist in the future in any party to a sublease, concession, agreement for use or occupancy, or insurance policy or maintenance or service contract, based on the breach of any contract or obligation arising from the termination of the Existing Lease;

(iii) There are no outstanding contracts for the supply of labor or material as of the date of this Agreement, and no work has been done or is being done, nor have materials been delivered in, about, or to the Existing Premises which has or have not been fully paid for, for which a mechanics’ lien could be asserted and/or foreclosed under the lien laws of the State of California;

(iv) Tenant is the owner of the entire interest of tenant pursuant to the Existing Lease subject to no liens, claims or encumbrances, except for the claims, if any, of the Subtenant under the Sublease;

(v) The Existing Premises are now and will on the Effective Date be clean and in good order, condition and repair, reasonable wear and tear excepted; and

(vi) No litigation arising out of or in any way connected with Tenant’s interest under the Existing Lease or occupancy of the Existing Premises is pending or threatened.

     (c) The obligations of each party with respect to its representations and warranties under this Section survive the expiration or sooner termination of the Term of the Existing Lease.

     6. Holding Over. Any holding over of possession of the Existing Premises or any part thereof by Tenant after the Effective Date shall be governed by the provisions of Article Thirty-six of the Existing Lease. The foregoing provisions shall not serve to extend the Term (although Tenant shall be bound to comply with all provisions of the Existing Lease until Tenant vacates Existing Premises).

     7. No Release of Accrued Obligations. Neither this Agreement nor the acceptance by Landlord of the Existing Premises and the termination of the Lease shall in any way:

(a) be deemed to excuse or release Tenant from any obligation or liability, including without limitation any obligation or liability under provisions of the Existing Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Existing Lease, which obligation or liability (i) first arises on or prior to the date Tenant ceases to use or hold possession of part or all of the Existing Premises or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to the date Tenant ceases to use or hold possession of part or all of the Existing Premises, or

(b) affect any obligation under the Existing Lease which by its terms is intended to survive the expiration or sooner termination of the Existing Lease.

     8. Contingency Regarding Termination Fee. If any payment, or any part thereof, made in connection with this Agreement or the Existing Lease is subsequently invalidated, declared to be fraudulent or preferential, set aside or avoided and/or required to be rescinded or returned by the Landlord for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of Tenant) then the release of Tenant by Landlord will, at the election of Landlord, be voided as if never made, and the liability of Tenant to Landlord for loss of Rent and other damages caused by Tenant’s default under the Existing Lease shall not be limited or released by this Agreement and shall be revived, reinstated and restored, and shall exist as if this Agreement had not compromised and limited such liability, and in such event the Existing Lease and Tenant’s right to possession of the Existing Premises shall remain terminated as of the Effective Date and then Landlord’s claims and remedies against Tenant shall be for the full amount of monetary damages caused by Tenant’s default under the Existing Lease as would be recoverable under Section 1951.2 of the California Civil Code upon abandonment of the Existing Premises by Tenant as of the Effective Date and/or termination of the Existing Lease as of the Effective Date because of Tenant’s default.

     9. Brokerage. Each of Landlord and Tenant respectively represents and warrants to the other that neither it nor anyone acting on its behalf has dealt with any real estate broker or finder who might be entitled to a commission based upon the subject matter of this Agreement and no discussions or negotiations were had with any broker or finder concerning the subject matter of this Agreement. Each of Landlord and Tenant respectively agrees to indemnify and defend the other against and hold the other harmless from any claims of brokerage commissions arising out of any discussions or negotiations allegedly had by the indemnifying party with any other broker or brokers in connection with this Agreement.

     10. Notices. All bills, statements, consents, notices, requests, demands or communications which either party may desire or be required to give to the other hereunder shall be in writing and delivered to the other party at the addresses and by one of the methods provided under the Existing Lease.

     11. Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Agreement, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Agreement or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

     12. Agreement to Perform Necessary Acts. Each party agrees that upon demand therefor, it shall promptly perform all further acts and execute, acknowledge and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Agreement or to evidence, perfect or otherwise effectuate the rights and remedies relating to this Agreement.

     13. Attorneys’ Fees; Costs of Dispute Resolution. Each party to this Agreement agrees to bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Agreement. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement or the Existing Lease as amended by this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred (including without limitation court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding, including without limitation in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

     14. No Disclosure. Tenant agrees that it shall not disclose any of the matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written approval of Landlord.

     15. No Offer. This Agreement shall not be binding until executed and delivered by both parties. This Agreement shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Landlord.

     16. Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by both parties.

     17. Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected thereby and shall be enforced to the furthest extent permitted by law, provided that the invalidity of such provision does not materially affect the benefits accruing to any party hereto.

     18. Memorandum of Mutual Cancellation of Lease. Notwithstanding any provision of the Lease to the contrary, along with Tenant’s delivery to Landlord of this Agreement signed by Tenant, Tenant shall deliver to Landlord triplicate originals of a signed and notarized Memorandum of Mutual Cancellation of Lease in the form attached hereto as Exhibit D (the “Memorandum of Termination of Lease”). Landlord shall hold such Memorandum of Termination of Lease unless and until the condition precedent is satisfied (or waived in writing by Landlord) as provided in Section 1(b) of this Agreement and the Effective Date occurs, and thereupon Landlord shall be entitled to execute, date and record such Memorandum of Termination of Lease in the Official Records of the County in which the Premises is located. If the condition precedent is not satisfied or waived in writing by Landlord, then Landlord shall destroy and dispose of such Memorandum of Termination of Lease.

     19. Miscellaneous. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Building is located. In the event of a conflict between the terms and provisions of this Agreement and those contained in the Lease, the terms and provisions of this Agreement shall control.

     20. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one and the same instrument. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TENANT:	Cygnus, Inc., a Delaware corporation
	By:	/s/ Craig W. Carlson
		Print Name:	Craig W. Carlson
		Title:	Sr VP, CFO & COO
(Chairman of Board, President or Vice President)
		Date:	10/22/03

	By:	/s/ Barbara G. McClung
		Print Name:	Barbara G. McClung
		Title:	Secretary
		Title:	(Secretary, Assistant Secretary, CFO or Assistant Treasurer)
		Date:	10/22/03

LANDLORD:	Metropolitan Life Insurance Company, a New York corporation
	By:	/s/ Joel R. Redmon
		Print Name:	Joel R. Redmon
		Title:	Asst VP
		Date:	10/29/03

JOINDER BY SUBTENANT
TO
LEASE TERMINATION AGREEMENT

     Maxygen, Inc. is the Subtenant (the “Subtenant”) under that certain Sublease between Subtenant and Cygnus, Inc. , as Sublandlord, dated as of March 30, 2001 (the “Sublease”) under which Subtenant subleases from Sublandlord certain space known as the “Building 3 Space” consisting of approximately 11,158 square feet in Building 3 of Phase I of Seaport Centre, whose current street address is 501 Chesapeake Street, Redwood City, California. Subtenant hereby consents to and joins in the foregoing Lease Termination Agreement and agrees that its right, title and interest, as Subtenant, in and to the Existing Premises (as defined in the Lease Termination Agreement) shall be governed by the terms of the Lease Termination Agreement as if it were the tenant thereunder, including, but not limited to the provisions of Section 4 thereof.

“With respect to the Released Matters, both parties expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

In addition, Subtenant hereby agrees that:

(a) Subtenant shall pay Sublandlord the amount of FiftySix Thousand Four Hundred Twenty-Four and 46/100 Dollars ($56,424.46) in cash or certified funds, as additional Rent under the Sublease, on or before the Effective Date; and

(b) Subtenant shall pay Sublandlord any rent tax, sales tax, service tax or other tax, if any, due on the foregoing amounts.

     Dated this 22 day of Oct, 2003.

Maxygen, Inc., a Delaware corporation
By:	/s/ Lawrence W. Briscoe
Its	CFO

EXHIBIT A
(Lease Termination Agreement with Cygnus, Inc.)

Building 3 Space

EXHIBIT B
(Lease Termination Agreement with Cygnus, Inc.)

Restoration Requirements

NONE

EXHIBIT C
(Lease Termination Agreement with Cygnus, Inc.)

CODEXIS IMPROVEMENTS

501 CHESAPEAKE DRIVE

LAB OR AREA	DESCRIPTION OF TENANT IMPROVEMENTS
BIO-PROCESS	BUILD BIO-PROCESS LAB AND INSTALL PLUMBING, ELECTRICAL HVAC and COLD ROOM)

REAR OF BLDG.	BUILD ENCLOSURE AND INSTALL A 125 KVA ONAN EMERGENCY GENERATOR

REAR OF BLDG.	BUILD ENCLOSURE AND INSTALL 2 DOOR HAZARDOUS MATERIAL CONTAINER

FOR SPECIFIC PLANS SEE “New Lab Remodel Tenant Improvement Project #2001-008; Architect: Hitech; For Record Drawings Dated 12-12-01 including A-01.0/A4.2, S-1/S-3, P-0/P-4, M-0/M-2, LA-1.0” AND “Wittmers Electric Inc. Power Plan, Lighting Plan, Panel Schedule and Roof Plan E-1/E-5 Dated 12-10-01”, AND “FireStop New Lab Remodel Tenant Improvement #FP-1 dated 7-11-01

AND

     Revised As-Builts for work subsequent to 12-12-01 but before 10-15-03.

EXHIBIT D
(Lease Termination Agreement with Cygnus, Inc.)
Memorandum of Termination of Lease

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

Unrecorded Lease, less than 35 years: No Tax Due

MEMORANDUM OF TERMINATION OF LEASE

THIS MEMORANDUM OF TERMINATION OF LEASE (“Memorandum”) is made as of October    , 2003, by and between Metropolitan Life Insurance Company, a New York corporation (“Lessor”), and Cygnus, Inc., a Delaware corporation (“Lessee”).

RECITALS

A. Lessor and Lessee entered into that certain unrecorded lease a memorandum of which is recorded          , 19   in Book    , page    , as Instrument No.    ,          Official Records (the “Lease”) with respect to the real property described in Exhibit A attached hereto (the “Property”).

B. Lessor and Lessee desire to terminate the Lease as it affects the Property while preserving certain personal covenants contained in the Lease,NOW, THEREFORE, the parties agree as follows:

1.	Lessor and Lessee hereby agree and acknowledge that the Lease is terminated, and is of no further force or effect, effective as of the date of this Memorandum, subject to paragraph 2 hereof.

2.	This Memorandum shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors and assigns.

3.	This Memorandum may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which, taken together, will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum as of the date first above written.

LESSEE:	Cygnus, Inc., a Delaware corporation
	By:	/s/ Craig W. Carlson
		Print Name:	Craig W. Carlson
		Title:	Sr VP, CFO & COO
(Chairman of Board, President or Vice President)
		Date:	10/22/03

	By:	/s/ Barbara G. McClung
		Print Name:	Barbara G. McClung
		Title:	Secretary
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)
		Date:	10/22/03

LESSOR:	Metropolitan Life Insurance Company, a New York corporation
By:
Print Name:
Title:
Date: